FOR IMMEDIATE RELEASE

American Realty Capital Properties Appoints
Glenn Kindred as Executive Vice President of its Restaurants Division

New York, New York, November 18, 2013 -- American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has appointed Glenn Kindred as Executive Vice President of its Restaurants Division. Mr. Kindred will join Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer, Lisa Beeson, Chief Operating Officer, Brian S. Block, Chief Financial Officer, and Lisa Pavelka McAlister, Chief Accounting Officer, as part of ARCP’s self-managed executive team. Joining ARCP from GE Capital, Mr. Kindred will oversee ARCP’s growing portfolio of restaurant and quick service assets.

Prior to joining ARCP, Mr. Kindred held the position of Managing Director of GE Capital’s Property Franchise Real Estate Equity Division, where he helped to integrate the restaurant properties GE Capital acquired as a result of the purchase of Trustreet Properties, Inc. (“Trustreet”), a publicly-traded real estate investment trust that specialized in net leased restaurant properties. Mr. Kindred had been a senior real estate executive of Trustreet before joining GE Capital. In addition, while acting as Senior Vice President at CNL Financial Group, Mr. Kindred played a key role in the reverse merger between U.S. Restaurant Properties, Inc., CNL Restaurant Properties, Inc. and 18 CNL Income Funds that formed Trustreet. Mr. Kindred has 15 years’ experience in executive roles in the real estate industry.

Nicholas S. Schorsch, Executive Chairman and CEO of ARCP, commented, “We are excited to have Glenn on board as we remain on course to complete our self-management initiative by year-end 2013. Glenn’s extensive experience in the restaurant sector, and particularly his intimate knowledge of the very assets that ARCP acquired from GE Capital earlier this year, make him a natural addition to the ARCP executive team.”

Mr. Kindred commented, “Nick and the rest of ARCP’s management team have done a great job assembling one of the premier restaurant real estate portfolios in the industry. I couldn’t be more excited than to join that team with the focus of integrating these acquisitions and creating the premier asset management and acquisitions platform in the market.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)